CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,000,000	$116.20

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated February 11, 2015 (To the Prospectus dated July 19, 2013, the the Prospectus Supplement dated July 19, 2013, and the Prospectus Addendum dated February 3, 2015)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$1,000,000 Phoenix Autocallable Notes Due February 17, 2016 Linked to the American Depositary Shares Representing Ordinary Shares of Vipshop Holdings Limited Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	February 11, 2015

Issue Date:	February 17, 2015

Final Valuation Date:*	February 11, 2016

Maturity Date:*	February 17, 2016

Reference Asset:	The American Depositary Shares representing the ordinary shares of Vipshop Holdings Limited (Bloomberg ticker symbol “VIPS UN <Equity>”).

Automatic Call:	The Notes will be called if the Closing Price of the Reference Asset on any Observation Date, beginning with the Observation Date scheduled to occur on April 13, 2015 (the second Observation Date) is equal to or greater than the Initial Price. If the Notes are called, Barclays Bank PLC will pay on the applicable Call Settlement Date a cash payment per Note equal to the Redemption Price. No further amounts will be owed to you under the Notes after the Call Settlement Date.

Contingent Coupon:	The Contingent Coupon is equal to $12.50 per $1,000 principal amount Note, which is 1.25% of the principal amount per Note (15.00% per annum).

If the Closing Price of the Reference Asset is equal to or greater than the Coupon Barrier Price on any Observation Date, Barclays Bank PLC will pay you the Contingent Coupon applicable to such Observation Date on the related Contingent Coupon Payment Date.

If the Closing Price of the Reference Asset is less than the Coupon Barrier Price on any Observation Date, the Contingent Coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Contingent Coupon Payment Date.

Contingent Coupon Payment Dates:*	Three (3) business days following the applicable Observation Date; provided however, the final Contingent Coupon Payment Date will be the Maturity Date.

Payment at Maturity:	If your Notes are not automatically called pursuant to the “Automatic Call” provisions described above, you will receive (subject to our credit risk) on the Maturity Date, in addition to any Contingent Coupon that may be due on such date, a payment determined as follows:

•   If the Final Price is greater than or equal to the Knock-In Barrier Price, you will receive a cash payment of $1,000 per $1,000 principal amount Note

•   If the Final Price is less than the Knock-In Barrier Price, you will receive an amount in cash calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

If the Notes are not automatically called and if the Final Price is less than the Knock-In Barrier Price, your Notes will be fully exposed to the negative performance of the Reference Asset from the Initial Price to the Final Price and you will lose some or all of the principal amount of your Notes.

Any payment on the Notes, including any Contingent Coupons and any payment at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to UK Bail-In Powers” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power:	By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Powers” on page PS-4 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.25%	98.75%
Total	$1,000,000	$1,000,000	$12,500	$987,500

(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $969.80 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.
(2)	Barclays Capital Inc. will receive commissions from the Issuer equal to 1.25% of the principal amount of the notes, or $12.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page 3 of the prospectus addendum and “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Observation Dates:*	March 11, 2015, April 13, 2015, May 11, 2015, June 11, 2015, July 13, 2015, August 11, 2015, September 11, 2015, October 13, 2015, November 12, 2015, December 11, 2015, January 11, 2016 and the Final Valuation Date.

Call Settlement Dates:*	Three business days following the applicable Observation Date; provided however, if the Notes are called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.

Coupon Barrier Price:	$12.52, which is equal to 58.00% of the Initial Price, rounded to the nearest cent.

Knock-In Barrier Price:	$12.52, which is equal to 58.00% of the Initial Price, rounded to the nearest cent.

Initial Price:	$21.59, which was the Closing Price of the Reference Asset on Initial Valuation Date.

Final Price:	The Closing Price of the Reference Asset on the Final Valuation Date.

Redemption Price:	For every $1,000 principal amount Note, an amount equal to $1,000 plus the Contingent Coupon that will otherwise be due on the Call Settlement Date.

Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Closing Price:

With respect to the Reference Asset on any day, the official closing price per share of the Reference Asset as displayed on Bloomberg Professional® service page “VIPS UN <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of the Reference Asset will be based on the alternate calculation as described in “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741WAC4 / US06741WAC47

*	Subject to postponement in the event of a Market Disruption Event as described under “Selected Purchase Considerations—Market Disruption Events and Adjustments” in this pricing supplement.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and prospectus addendum dated February 3, 2015 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and prospectus addendum, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. bail-in power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. banking act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any bail-in power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, or any amounts payable on the notes, including the repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES

The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price. We cannot predict the Closing Price of the Reference Asset on any day during the term of the Notes, including on the Observation Dates. You should not take these examples as an indication or assurance of the expected performance of the Reference Asset.

The numbers appearing in the examples below have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $1,000 principal amount Note to the $1,000 issue price. The following examples illustrate amounts payable on a hypothetical offering of the Notes under various scenarios, based on the following assumptions:

•	Principal Amount per Note: $1,000

•	Contingent Coupon: $12.50, which is equal to 1.25% (15.00% per annum) of the principal amount per Note

•	Hypothetical Initial Price: $100.00*

•	Hypothetical Coupon Barrier Price: $58.00*, which is 58.00% of the hypothetical Initial Price set forth above

•	Hypothetical Knock-In Barrier Price: $58.00*, which is 58.00% of the hypothetical Initial Price set forth above

*	The hypothetical Initial Price of $100.00, the hypothetical Coupon Barrier Price of $58.00 and the hypothetical Knock-In Barrier Price of $58.00 have been chosen for illustrative purposes only. The actual Initial Price, Knock-In Barrier Price and Coupon Barrier Price are as set forth on the cover of this pricing supplement. For information about recent actual prices of the Reference Asset, please see “Information about the Reference Asset” below in this pricing supplement.

Examples Where the Notes are Automatically Called Prior to Maturity

Example 1—The Notes are Called on the Second Observation Date (the first Observation Date on which the Notes can be called)

Observation Date No.	Closing Price	Payment (per $1,000 Principal Amount Note) on Related Contingent Coupon Payment Date*
1	$102.00	$12.50
2	$105.00	$1,012.50

Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price on the first and second Observation Dates, the investor receives a Contingent Coupon of $12.50 per $1,000 principal amount Note on the related Contingent Coupon Payment Dates.

Because the Notes cannot be called with respect to the first Observation Date, the Notes are not called notwithstanding the fact that the Closing Price on the first Observation Date is greater than the Initial Price.

Because the Closing Price of the Reference Asset on the second Observation Date is greater than the Initial Price, the Notes are called on the related Call Settlement Date. On the Call Settlement Date, the investor receives $1,000 per $1,000 principal amount Note, plus the Contingent Coupon of $12.50 per Note otherwise due on such date (for a total Redemption Price of $1,012.50 per $1,000 principal amount Note).

Because the Notes are called in respect of the second Observation Date, the Notes will cease to be outstanding after the related Call Settlement Date, and the investor will not receive any further payments on the Notes.

The total return on investment of the Notes is 2.50%.

Example 2—The Notes are Called on the Sixth Observation Date

Observation Date No.	Closing Price	Payment (per $1,000 Principal Amount Note) on Related Contingent Coupon Payment Date
1	$57.00	$0.00
2	$50.00	$0.00
3	$85.00	$12.50
4	$53.00	$0.00
5	$80.00	$12.50
6	$103.00	$1,012.50

Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price on the third, fifth and sixth Observation Dates, the investor receives a Contingent Coupon of $12.50 per $1,000 principal amount Note on the related Contingent Coupon Payment Dates.

Because the Closing Price of the Reference Asset on the sixth Observation Date is greater than the Initial Price, the Notes are called on the related Call Settlement Date. On the Call Settlement Date, the investor receives $1,000 per $1,000 principal amount Note, plus the Contingent Coupon of $12.50 per Note otherwise due on such date (for a total Redemption Price of $1,012.50 per $1,000 principal amount Note).

Because the Notes are called in respect of the sixth Observation Date, the Notes will cease to be outstanding after the related Call Settlement Date, and the investor will not receive any further payments on the Notes.

The total return on investment of the Notes is 3.75%.

Examples Where the Notes are Not Automatically Called Prior to Maturity

Example 3—The Notes are NOT Called and the Final Price is greater than the Knock-In Barrier Price

Observation Date No.	Closing Price	Payment (per $1,000 Principal Amount Note) on Related Contingent Coupon Payment Date
1	$49.00	$0.00
2	$50.00	$0.00
3	$85.00	$12.50
4	$53.00	$0.00
5	$80.00	$12.50
6	$83.00	$12.50
7	$57.00	$0.00
8	$51.00	$0.00
9	$55.00	$0.00
10	$57.50	$0.00
11	$67.00	$12.50
12	$75.00	$1,012.50

Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price on the third, fifth, sixth, eleventh and twelfth Observation Dates, the investor receives a Contingent Coupon of $12.50 per $1,000 principal amount Note on the related Contingent Coupon Payment Dates (which, in the case of the twelfth Observation Date, is the Maturity Date).

Because the Closing Price is not greater than the Initial Price on any Observation Date, the Notes are not automatically called prior to maturity.

Because the Final Price of the Reference Asset is not less than the Knock-In Barrier Price, the investor receives a cash payment of $1,000 per $1,000 principal amount Note on the Maturity Date (plus the Contingent Coupon that is otherwise due on such date).

The total return on investment of the Notes is 6.25%.

Example 4—The Notes are NOT Called and the Final Price is below the Knock-In Barrier Price

Observation Date No.	Closing Price	Payment (per $1,000 Principal Amount Note) on Related Contingent Coupon Payment Date)
1	$57.00	$0.00
2	$53.00	$0.00
3	$55.00	$0.00
4	$53.00	$0.00
5	$55.50	$0.00
6	$47.00	$0.00
7	$53.50	$0.00
8	$52.00	$0.00
9	$55.00	$0.00
10	$51.00	$0.00
11	$54.00	$0.00
12	$50.00	$500.00

Because the Closing Price of the Reference Asset is less than the Coupon Barrier Price on each Observation Date, the investor does not receive any Contingent Coupon on any Contingent Coupon Payment Dates.

Because the Closing Price of the Reference Asset is less than the Initial Price on each Observation Date, the Notes are not automatically called on any Contingent Coupon Payment Date.

Because the Final Price of the Reference Asset is less than the Knock-In Barrier Price, the Notes are fully exposed to the negative performance of the Reference Asset from its Initial Price to its Final Price. Accordingly, the investor receives a payment at maturity of $500.00 per $1,000.00 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -50.00%] = $500.00

Example 4 demonstrates that if the Notes are not called prior to maturity, and if the Final Price is less than the Knock-In Barrier Price, the Notes will be fully exposed to the negative performance of the Reference Asset and an investor will lose some or all of the principal amount of their Notes. Example 4 further demonstrates that if the Closing Price of the Reference Asset is less than the Coupon Barrier Price on each Observation Date, the investor will not receive payment of any Contingent Coupons on any Contingent Coupon Payment Date.

Additional Examples Where the Notes Are Not Automatically Called Prior to Maturity

The following table and examples are based upon the assumptions set forth above and further assume that the Notes have not been called prior to maturity. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions:

Final Price of the Reference Asset	Reference Asset Return	Payment at Maturity (per $1,000 principal amount Note)*	Loss of Principal at Maturity
$150.00	50.00%	$1,000.00	N/A
$140.00	40.00%	$1,000.00	N/A
$130.00	30.00%	$1,000.00	N/A
$120.00	20.00%	$1,000.00	N/A
$110.00	10.00%	$1,000.00	N/A
$100.00	0.00%	$1,000.00	N/A
$90.00	-10.00%	$1,000.00	N/A
$80.00	-20.00%	$1,000.00	N/A
$70.00	-30.00%	$1,000.00	N/A
$60.00	-40.00%	$1,000.00	N/A
$58.00	-42.00%	$1,000.00	N/A
$50.00	-50.00%	$500.00	-50.00%
$40.00	-60.00%	$400.00	-60.00%
$30.00	-70.00%	$300.00	-70.00%
$20.00	-80.00%	$200.00	-80.00%
$10.00	-90.00%	$100.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

*	Excluding the Contingent Coupon payable on the Maturity Date, if one is due.

Example 5: The Notes are Not Automatically Called Prior to Maturity and the Final Price of the Reference Asset is $110.00.

Because the Final Price of the Reference Asset is not less than the Knock-in Barrier Price, you will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note that you hold (plus the Contingent Coupon of $12.50 that is otherwise payable on the Maturity Date).

Example 6: The Notes are Not Automatically Called Prior to Maturity and the Final Price of the Reference Asset is $90.00

Because the Final Price of the Reference Asset is not less than the Knock-in Barrier Price, you will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note that you hold (plus the Contingent Coupon of $12.50 that is otherwise payable on the Maturity Date).

Example 7: The Notes are Not Automatically Called Prior to Maturity and the Final Price of the Reference Asset is $40.00

Because the Final Price of the Reference Asset is less than the Knock-in Barrier Price, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -60.00%] = $400.00

In addition, because the Final Price of the Reference Asset is less than the Coupon Barrier Price, you will not receive a Contingent Coupon on the Maturity Date.

SELECTED PURCHASE CONSIDERATIONS

•	Market Disruption Events and Adjustments—The Observation Dates, Maturity Date, Contingent Coupon payments, payment at maturity and the reference asset are subject to adjustment as described in the following sections of the prospectus supplement:

•	For a description of what constitutes a Market Disruption Event with respect to the Reference Asset as well as the consequences of that Market Disruption Event, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•	For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

If an Observation Date (other than the Final Valuation Date) is postponed, the related Contingent Coupon Payment Date (or Call Settlement Date, as applicable) will be the third business day following such Observation Date, as postponed. If the Final Valuation Date is postponed, the Maturity Date will be postponed such that the number of business days from the Final Valuation Date to the Maturity Date remains the same.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a Market Disruption Event on such date.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Asset.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes. Except as described below, because the term of your Notes will not exceed one year, such gain or loss should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent of the portion of the sale proceeds that relates to accrued Contingent Coupons that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a short-term contingent debt obligation. However, no specific rules govern short-term contingent debt obligations, and accordingly you should consult your tax advisor regarding this alternative characterization of the Notes.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Asset that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Coupons to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Coupons it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement and prospectus addendum, including but not limited to the risk factors discussed under the following headings of the prospectus addendum (unless otherwise noted):

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks discussed under the headings above, you should consider the following:

•	Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal. If the Final Price is less than the Knock-In Barrier Price, the amount of your principal that you receive at maturity will be fully exposed to the decline of the Reference Asset from the Initial Price to the Final Price. In such a case, you will lose some or all of your investment in the Notes. You may lose up to 100% of the principal amount of your Notes.

•	Potential Return Limited to the Contingent Coupons—The positive return on the Note is limited to the Contingent Coupons, if any, that may be due during the term of the Notes. You will not participate in any appreciation in the value of the Reference Asset. Moreover, a Contingent Coupon will not be paid on any Contingent Coupon Payment Date if the Closing Price of Reference Asset is below the Coupon Barrier Price on the relevant Observation Date. If the Closing Price of the Reference Asset on each Observation Date is less than the Coupon Barrier Price, you will not receive any Contingent coupons during the term of the Notes.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any Contingent Coupons and any payment at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•	If the Notes are Not Automatically Called, the Determination of Whether the Final Price is less than the Knock-In Barrier Price is Not Based on the Price of the Reference Asset at any Time Other than the Closing Price on the Final Valuation Date—If the Notes are not automatically called, and if the Final Price is less than the Knock-In Barrier Price, your investment in the Notes will be fully exposed to the negative performance of the Reference Asset from the Initial Price to the Final Price. If the price of the Reference Asset drops precipitously on the Final Valuation Date such that the Closing Price on such day is less than the Knock-In Barrier Price, the payment that you receive at maturity on your Notes, if any, will be significantly less than it would have been had your payment at maturity been linked to the price of the Reference Asset at a time prior to such drop

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover of this pricing supplement, the Notes will be automatically called if the Closing Price of the Reference Asset on any Observation Date (beginning with the second Observation Date) is equal to or greater than the Initial Price. As such, the term of the Notes may be as short as approximately two months.

The Redemption Price that you receive on a Call Settlement Date, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity. You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No more interest or call premium will accrue or be payable after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks comprising either Reference Assets would have.

•	Single Equity Risk—The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Reference Asset.

•	The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—Each of the hypothetical estimated value of your Notes provided in this pricing supplement and the estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and expected development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—Each of the hypothetical estimated value of your Notes provided in this pricing supplement and the estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—Each of the hypothetical estimated value of your Notes provided in this pricing supplement and the estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so and may discontinue any such secondary market making at any time without notice. Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover of this pricing supplement), which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•	Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Contingent Coupons (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) require you to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Coupons you receive on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings

DESCRIPTION OF THE REFERENCE ASSET

According to publicly available information, Vipshop Holdings Limited, (the “Company”) retails branded products at discount over the Internet. The Company retails through flash sales, in which limited quantities of an item are sold at deep discount for a specified period of time. American Depositary Shares representing the Company’s ordinary shares are listed on the New York Stock Exchange under the ticker symbol “VIPS”.

You are urged to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35454, or its CIK Code: 0001529192.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the Company’s SEC filings or any other publicly available information regarding the Company.

Historical Performance of the Reference Asset

The following table sets forth the high and low daily closing prices, as well as end-of-quarter Closing Prices, of the Reference Asset during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2012*	$0.55	$0.44	$0.44
June 30, 2012	$0.62	$0.43	$0.61
September 30, 2012	$0.75	$0.48	$0.75
December 31, 2012	$1.79	$0.74	$1.78
March 31, 2013	$3.11	$1.65	$3.04
June 30, 2013	$3.66	$2.55	$2.92
September 30, 2013	$6.01	$2.81	$5.68
December 31, 2013	$8.70	$6.09	$8.37
March 31, 2014	$17.60	$8.23	$14.93
June 30, 2014	$18.90	$12.84	$18.77
September 30, 2014	$22.92	$18.21	$18.90
December 31, 2014	$24.55	$17.06	$19.54
February 11, 2015**	$23.70	$20.50	$21.59

*	For the period beginning on March 23, 2012 (the day on which the Reference Asset began trading on the New York Stock Exchange) and ending on March 31, 2012
**	For the period beginning on January 1, 2015 and ending on February 11, 2015.

The following graph sets forth the historical performance of the Reference Asset based on daily Closing Prices from March 23, 2012 through February 11, 2015. The Closing Price of one share of the Reference Asset on February 11, 2015 was $21.59.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

You should not take the historical prices of the Reference Asset as an indication of the future performance of the Reference Asset. The price of the Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the Reference Asset during any period shown above is not an indication that the price of the Reference Asset is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Reference Asset. The actual performance of the Reference Asset over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown above.

We obtained the historical trading price information set forth above from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.